Exhibit 99.1


                          FOR IMMEDIATE RELEASE

                    HALLMARK FINANCIAL SERVICES, INC.
              FOURTH QUARTER AND YEAR 2005 EARNINGS RESULTS

 FORT WORTH, Texas, (March 22, 2006) - Hallmark Financial Services, Inc. today reported operating results for the quarter and year ended December 31, 2005. Net income for the quarter ended December 31, 2005, was $2.9 million as compared to $1.4 million for the same period in 2004. Net income for the year ended December 31, 2005, increased 57.1% to $9.2 million, or $0.13 per diluted share, as compared to net income of $5.8 million, or $0.14 per diluted share, for the same period in 2004. The decrease in net income per diluted share was primarily attributable to an increase in the weighted average shares outstanding as the result of a successful stockholder rights offering completed in the second quarter of 2005.

 Total revenues for the quarter and year ended December 31, 2005, also increased as compared to the same periods of 2004. Total revenue for the fourth quarter increased 65.9% to $26.6 million in 2005 as compared to $16.1 million in 2004. Total revenue of $87.0 million for the 2005 fiscal year was $23.9 million greater than the $63.1 million in total revenue for fiscal 2004.

 "I am pleased to report that the operating results for fiscal 2005 were the best in the Company's history," stated Mark E. Schwarz, Chief Executive Officer. "We look forward to building on our success with the recently completed acquisitions of Texas General Agency and Aerospace Insurance Managers," Mr. Schwarz continued.

 "The increase in total revenues for the quarter and year ended December 31, 2005, as compared to the same periods in fiscal 2004, were mostly attributable to American Hallmark Insurance Company retaining the commercial business previously produced for a third party insurer," stated Mark J. Morrison, Chief Operating Officer and Chief Financial Officer. "The increase in net income for the quarter and year ended December 31, 2005, versus the same periods in fiscal 2004 reflects continued favorable loss development in both operating units, increased premium retention and additional investment income from the successful completion of our capital plan in the second quarter of fiscal 2005," Mr. Morrison concluded.

 Hallmark Financial Services, Inc. engages primarily in sale of property and casualty insurance products. The Company's business involves marketing and underwriting commercial insurance in Texas, New Mexico, Idaho, Oregon, Montana and Washington; marketing and underwriting non-standard personal automobile insurance in Texas, New Mexico and Arizona; marketing of general aviation insurance in 44 states; claims administration; and other insurance related services. The Company is headquartered in Fort Worth, Texas and its common stock is listed on the American Stock Exchange under the symbol "HAF".

 Forward-looking statements in this Release are made pursuant to the "safe harbor" provisions of the Private Securities Litigation Act of 1995. Investors are cautioned that actual results may differ substantially from such forward-looking statements. Forward-looking statements involve risks and uncertainties including, but not limited to, continued acceptance of the Company's products and services in the marketplace, competitive factors, interest rate trends, the availability of financing, underwriting loss experience and other risks detailed from time to time in the Company's periodic report filings with the Securities and Exchange Commission.

                   For further information, please contact:
          Mark J. Morrison, Chief Operating Officer at 817.348.1600
                             www.hallmarkgrp.com
                             -------------------

                HALLMARK FINANCIAL SERVICES, INC. AND SUBSIDIARIES
                      CONSOLIDATED STATEMENTS OF OPERATIONS


                                     Three Months Ended    Twelve Months Ended
                                         December 31           December 31
                                     ------------------    ------------------
                                       2005       2004       2005       2004
                                     -------    -------    -------    -------
 Gross premiums written             $ 26,482   $ 10,215   $ 89,467   $ 33,389
 Ceded premiums written                 (663)      (347)    (1,215)      (322)
                                     -------    -------    -------    -------
   Net premiums written               25,819      9,868     88,252     33,067
   Change in net unearned premiums    (5,362)    (1,095)   (29,068)      (622)
                                     -------    -------    -------    -------
   Net premiums earned                20,457      8,773     59,184     32,445

 Investment income, net of expenses    1,562        392      3,836      1,386
 Realized gain (loss)                      6         30         58        (27)
 Finance charges                         508        539      2,044      2,183
 Commission and fees                   3,169      4,865     16,703     21,100
 Processing and service fees             931      1,443      5,183      6,003
 Other income                              5         10         27         31
                                     -------    -------    -------    -------
   Total revenues                     26,638     16,052     87,035     63,121

 Losses and loss adjustment expenses  11,200      5,037     33,784     19,137
 Other operating costs and expenses   10,740      8,944     38,492     35,290
 Interest expense                        600          3      1,264         64
 Amortization of intangible asset         (4)         7         27         28
                                     -------    -------    -------    -------
   Total expenses                     22,536     13,991     73,567     54,519

 Income before income tax expense      4,102      2,061     13,468      8,602

 Income tax expense                    1,208        660      4,282      2,753
                                     -------    -------    -------    -------
 Net income                         $  2,894   $  1,401   $  9,186   $  5,849
                                     =======    =======    =======    =======

 Basic earnings per share           $   0.03   $   0.03   $   0.13   $   0.14
                                     =======    =======    =======    =======
 Diluted earnings per share         $   0.03   $   0.03   $   0.13   $   0.14
                                     =======    =======    =======    =======